Exhibit (a)(5)(F)

NAUTILUS MARINE ACQUISITION ANNOUNCES
EXTENSION OF TENDER OFFER

Tender Offer Extended until 5:00 p.m., New York City Time, on February 13, 2013,
Unless Further Extended or Earlier Terminated

Athens, Greece, January 31, 2013 –Nautilus Marine Acquisition Corp. (“Nautilus”) (NASDAQ: NMAR) today announced that its previously announced tender offer, as amended, has been extended until 5:00 p.m., New York City time, on February 13, 2013, unless further extended or earlier terminated.  The tender offer was previously scheduled to expire at 5:00 p.m. New York City time, on January 31, 2013.

The completion of the tender offer is a condition to Nautilus’ previously announced acquisition of Assetplus Limited.  The extension is being made to comply with the rules and procedure requirements of the Securities Exchange Commission.  Except for such extension, all of the terms and conditions set forth in the tender offer materials filed with the U.S. Securities and Exchange Commission on December 7, 2012, as amended, remain unchanged.

Shareholders who support the Company’s business transaction with Assetplus should not tender their common shares in the tender offer, and if they have previously done so, should withdraw such tendered shares prior to 5:00 p.m., New York City time, on February 13, 2013.  Tenders of Nautilus’ common shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer in accordance with the procedures described in the previously provided tender offer materials.

The tender offer is subject to conditions and other terms set forth in the Offer to Purchase, dated December 7, 2012, and other tender offer materials (as they may be amended or supplemented) that have been distributed to Nautilus’ shareholders.  In particular, the tender offer is conditioned on, among other things, that the business transaction with Assetplus, in Nautilus’ reasonable judgment, is capable of being consummated contemporaneously with the tender offer.

The last reported trading price of Nautilus’ common shares on the Nasdaq Capital Market as of January 30, 2013 was $10.10 per share.  As of January 30, 2013, 2,967,423 common shares have been validly tendered and not properly withdrawn.

Morrow & Co., LLC is acting as the information agent, and the depositary is American Stock Transfer & Trust Company.  For questions and information, please call the information agent toll free at (800) 662-5200 (banks and brokers call (203) 658-9400).

This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell common shares of Nautilus.  The solicitation of offers to buy common shares of Nautilus will only be made pursuant to the Offer to Purchase, the Letter of Transmittal, and other related documents that Nautilus has distributed to its shareholders.  The Tender Offer materials contain important information that should be read carefully before any decision is made with respect to the Tender Offer.  Those materials were distributed by Nautilus to Nautilus’ shareholders at no expense to them.  In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website at www.sec.gov and from the information agent.

About Nautilus

Nautilus was formed in November 2010 pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets. A registration statement for Nautilus’ initial public offering (the “IPO”) was declared effective on July 14, 2011. It consummated its IPO on July 20, 2011 and received gross proceeds of $48,000,000. Nautilus issued an aggregate of 4,800,000 Units in the IPO.  Each Unit consisted of one Common Share and one warrant. Each warrant entitles the holder to purchase from Nautilus one Common Share at an exercise price of $11.50 per share.  Prior to the consummation of the IPO, Nautilus completed a private placement of an aggregate of 3,108,000 Warrants to certain insiders, generating gross proceeds of $2,331,000.  A total of $48,480,000 of the net proceeds from the IPO and the private placement were placed in a Trust Account established for the benefit of Nautilus’ public shareholders.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this release are or may constitute “forward-looking statements.” Words such as “believe,” “expect,” “anticipate,” “project,” “target,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. Actual results (including, without limitation, the results of the Nautilus’ tender offer and proposed business combination with Assetplus) could differ materially if not substantially from those described in the forward-looking statements. Important risks and other factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the acquisition of Assetplus, the tender offer and Nautilus’ post-closing activities, such risks and uncertainties include, among many others: (i) the risk associated with Nautilus’ tender offer (including uncertainty regarding the number of shareholders who may tender their Nautilus common shares); (ii) the risk that the business and assets of Assetplus will not be properly integrated into Nautilus; (iii) the risk that the benefits to Nautilus and its stockholders anticipated from acquisition by Nautilus of Assetplus may not be fully realized or may take longer to realize than expected; (iv) the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items are not realized, (v) the risks associated with the current concentration of Assetplus’ business with one customer, Petrobras; (vi) the potential for reductions in industry profit margins due to, among other factors, declining charter rates; (vii) the inability of Nautilus to expand and diversify the business of Assetplus; (viii) changing interpretations of generally accepted accounting principles; (ix) Nautilus’ continued compliance with government regulations; changing legislation and regulatory environments; (x) the ability of Nautilus to meet the Nasdaq’s continued listing standards; (xi) the potential for lower return on investment by Nautilus on its investments in vessel assets; (xii) the inability of Nautilus to manage growth; (xiii) requirements or changes affecting the shipping and maritime industry; (xiv) the general volatility of market prices of the Nautilus’ securities and general economic conditions; (xv) Nautilus’ ability to implement new strategies and react to changing market conditions; (xvi) risks associated with operating (including environmental) hazards; (xvii) risks associated with competition; (xviii) risks associated with the loss of key personnel; or (xix) any of the factors in detailed in the “Risk Factors” section of Nautilus’ filings with the SEC.

The foregoing listing of risks is not exhaustive. These risks, as well as other risks associated with the acquisition of Assetplus and Nautilus’ tender offer, have been more fully discussed in Nautilus’ Schedule TO, as amended, filed with the SEC in connection with the tender offer.  Additional risks and uncertainties are identified and discussed in Nautilus’ reports filed or to be filed with the SEC and available at the SEC's website at http://www.sec.gov.  Forward-looking statements included in this press release speak only as of the date of this press release.  Nautilus undertakes and assumes no obligation, and do not intend, to update Nautilus’ forward-looking statements, except as required by law.

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Company Contact:
Prokopios “Akis” Tsirigakis
President
Nautilus Marine Acquisition Corp.
            +30 210 876-4750

Investor Relations Contact:
Matthew Abenante
Investor Relations Advisor
Capital Link, Inc.
230 Park Avenue - Suite 1536
New York, N.Y. 10169
Tel. (212) 661-7566Email: nautilus@capitallink.com